EXHIBIT 99.1
SemGroup Reports Second Quarter 2019 Financial Results

•	Higher Second Quarter Segment Profit Driven by Canadian Volume Growth

•	KAPS Pipeline Announced in May 2019 Now 70% Contracted

•	White Cliffs Crude Pipeline Secures 5-Year Contract for 20,000 Barrels Per Day

Tulsa, Okla. - August 8, 2019 - SemGroup® Corporation (NYSE:SEMG) today reported second quarter 2019 net loss of $12.9 million, compared to first quarter net loss of $3.3 million and second quarter 2018 net loss of $2.7 million. Second quarter 2019 net loss was primarily due to non-cash items related to the impairment or sale of certain assets.

Second quarter 2019 Adjusted EBITDA (adjusted earnings before interest, taxes, depreciation and amortization) was $105.5 million, compared to $103.0 million in the first quarter of 2019 and $99.0 million in the second quarter 2018, primarily reflecting contributions from the company's new gas plants in Canada. Adjusted EBITDA is a non-GAAP measure and is reconciled to net income below.

"Second quarter results were in line with expectations," said SemGroup President and Chief Executive Officer Carlin Conner. "Investments over the past year in our U.S. Liquids and Canadian segments drove the increased year-over-year Adjusted EBITDA. This growth highlights the value of strategic projects like the Houston terminal expansion and the Wapiti and Patterson Creek gas plants, which will provide long-term, stable cash flows."

"I'm pleased to see our strategy deliver the intended financial and commercial results," said Conner. "Our well-positioned assets in Canada, the Mid-Continent and Gulf Coast are anchored by contracted cash flows that provide us confidence in our future growth. While our assets are performing, we have additional work to do on our balance sheet and are evaluating alternatives to de-lever while creating shareholder value."

Segment Profit Results
SemGroup management believes segment profit is a valuable measure of the operating and financial performance of the company's operating segments. Segment profit is defined as revenue, less cost of products sold (exclusive of depreciation and amortization) and operating expenses, plus equity earnings and is adjusted to remove unrealized gains and losses on commodity derivatives and to reflect equity earnings on an EBITDA basis. Reconciliations can be found in the tables of this release.

	Three Months Ended			Six Months Ended
	June 30		March 31	June 30
Segment Profit:	2019	2018	2019	2019	2018
U.S. Liquids	$85,189	$80,393	$89,511	$174,700	$148,449
U.S. Gas	11,040	15,437	12,165	23,205	29,714
Canada	29,669	21,448	22,693	52,362	43,561
Corporate/Other (1)	(219)	(172)	(237)	(456)	10,791
Total Segment Profit	$125,679	$117,106	$124,132	$249,811	$232,515

(1) 1Q 2018 reflects earnings from divested businesses

Performance by Segment - Second Quarter 2019 vs. First Quarter 2019

U.S. Liquids

•	Second quarter was impacted by a $3.3 million property tax increase at the Houston terminal and the absence of a one-time $2.7 million insurance recovery recognized in the first quarter.

•	Higher marketing margins more than offset lower White Cliffs volumes related to the NGL line conversion.

U.S. Gas

•	The decrease was primarily due to lower residue and NGL prices.

•	Higher volumes and lower operating cost were offset by lower revenue margins.

Canada

•	Results were driven by full quarter contributions from the Patterson Creek and Wapiti plants, which benefited from strong volume growth.

	2019		2018
Select Operating Statistics	1Q	2Q (1)	1Q	2Q	3Q	4Q
U.S. Liquids
White Cliffs Pipeline Volumes (mbpd)	147	106	107	135	112	144
Cushing Terminal Utilization %	100%	90%	98%	97%	94%	98%
Houston Terminal Utilization %	98%	98%	97%	97%	96%	96%
U.S. Gas (2)
Total Oklahoma Average Processing Volumes (mmcf/d)	290	301	293	353	380	355
Canada (3)
Total Average Processing Volumes (mmcf/d)	460	590	441	382	434	430

(1) White Cliffs Pipeline volumes decline primarily due to one crude line taken out of service for NGL conversion in early May 2019 and the
Cushing terminal excludes storage out of service for inspection and repairs
(2) U.S. Gas volumes exclude Sherman, Texas due to sale of asset
(3) Canada volumes include total average processed volumes - K3/Wapiti, KA/West Fox Creek and Patterson Creek facilities

Segment Profit and Adjusted EBITDA:
(in thousands, unaudited)

	2019			2018
Segment Profit:	1Q	2Q	YTD	1Q	2Q	3Q	4Q	FY2018
U.S. Liquids	$89,511	$85,189	$174,700	$68,056	$80,393	$75,500	$85,474	$309,423
U.S. Gas	12,165	11,040	23,205	14,277	15,437	19,754	17,602	67,070
Canada	22,693	29,669	52,362	22,113	21,448	20,543	17,226	81,330
Corporate and other (1)	(237)	(219)	(456)	10,963	(172)	(913)	(152)	9,726
Total Segment Profit	124,132	125,679	249,811	115,409	117,106	114,884	120,150	467,549
Less:
General and administrative expense	29,547	25,520	55,067	26,477	22,886	21,904	20,301	91,568
Other income	(979)	(1,347)	(2,326)	(950)	(533)	(400)	(497)	(2,380)
Plus:
M&A related costs	4,635	1,676	6,311	1,156	648	290	1,058	3,152
Employee severance and relocation	159	73	232	137	211	43	758	1,149
Non-cash equity compensation	2,632	2,232	4,864	2,196	3,398	2,738	3,190	11,522
Consolidated Adjusted EBITDA	$102,990	$105,487	$208,477	$93,371	$99,010	$96,451	$105,352	$394,184

(1) 1Q 2018 reflects earnings from divested businesses

Recent Developments
SemGroup secured a five-year contract on the White Cliffs Crude Pipeline for 20,000 barrels per day and is currently holding an open season due to continued shipper interest.

On August 5, SemGroup announced that its Board of Directors had declared a quarterly cash dividend to common shareholders. A dividend in the amount of $0.4725 per share, or $1.89 per share annualized, will be paid on August 26, 2019 to all common shareholders of record on August 15, 2019. The Board of Directors also declared a dividend to holders of its 7% Series A Cumulative Perpetual Convertible Preferred Stock. The company elected, pursuant to the terms of the convertible preferred shares, to have the aggregate amount of $6.7 million that would have been payable in cash as a dividend added to the liquidation preference of such shares as a payment in kind. The record date for the payment in kind on the shares of convertible preferred stock is August 15, 2019 and the payment date is August 26, 2019.

On May 28, SemGroup entered into an agreement with Suncor Energy to provide crude transportation service from SemGroup's Platteville, Colorado terminal in the DJ Basin to Suncor's Commerce City Pipeline, which feeds into Suncor's local refinery. The project is supported by long-term contracted cash flows. The 16-mile Platteville to Suncor Pipeline is expected to be in service in the third quarter of 2020.

On May 4, SemCAMS Midstream ULC announced the formation of an asset joint venture with Keyera Corp. to construct a natural gas liquids and condensate pipeline system to connect the liquids-rich Montney and Duvernay production areas of northwestern Alberta to the fractionation and condensate hubs in Fort Saskatchewan, Alberta. This pipeline system provides producers additional and alternative transportation solutions to meet growing production and is supported by long-term contracts with significant take-or-pay commitments. The project is now 70 percent contracted with customer commitments.

Guidance Outlook
Based on year-to-date results, SemGroup is maintaining its initial financial guidance provided earlier this year.

SemGroup does not provide guidance for net income, the GAAP financial measure most directly comparable to the non-GAAP financial measure Adjusted EBITDA, because Net Income includes items such as unrealized gains or losses on derivative activities or similar items which, because of their nature, cannot be accurately forecasted. SemGroup does not expect that such amounts would be significant to Adjusted EBITDA as they are largely non-cash items; however, such items may be significant to net income.

Earnings Conference Call
SemGroup will host a conference call at 11 a.m. Eastern, Friday, August 9, 2019. The call can be accessed live over the telephone by dialing 855-239-1101, or for international callers, 412-542-4117. Interested parties may also listen to a simultaneous webcast of the conference call by logging onto SemGroup's Investor Relations website at www.semgroup.com. A replay of the webcast will be available following the call. The second quarter 2019 slide deck will be posted here.

About SemGroup
SemGroup® Corporation (NYSE:SEMG) moves energy across North America through a network of pipelines, processing plants, refinery-connected storage facilities and deep-water marine terminals with import and export capabilities. SemGroup serves as a versatile connection between upstream oil and gas producers and downstream refiners and end users. Key areas of operation and growth include western Canada, the Mid-Continent and the Gulf Coast. SemGroup is committed to safe, environmentally sound operations. Headquartered in Tulsa, Okla., the company has additional offices in Calgary, Alberta; Denver, Colo.; and Houston, Texas.

SemGroup uses its Investor Relations website and social media outlets as channels of distribution of material company information. Such information is routinely posted and accessible on our Investor Relations website at www.semgroup.com, our Twitter account and LinkedIn account.

Non-GAAP Financial Measures
SemGroup’s non-GAAP measures, Adjusted EBITDA, Cash Available for Dividends ("CAFD") and Total Segment Profit, are not GAAP measures and are not intended to be used in lieu of GAAP presentation of their most closely associated GAAP measures, net income (loss) for Adjusted EBITDA and CAFD and operating income for Total Segment Profit.
Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization, adjusted for selected items that SemGroup believes impact the comparability of financial results between reporting periods. In addition to non-cash items, we have selected items for adjustment to EBITDA which management feels decrease the comparability of our results among periods. These items are identified as those which are generally outside of the results of day to day operations of the business. These items are not considered non- recurring, infrequent or unusual, but do erode comparability among periods in which they occur with periods in which they do not occur or occur to a greater or lesser degree. Historically, we have selected items such as gains on the sale of NGL Energy Partners LP common units, costs related to our predecessor’s bankruptcy, significant business development related costs, significant legal settlements, severance and other similar costs. Management believes these types of items can make comparability of the results of day to day operations among periods difficult and have chosen to remove these items from our Adjusted EBITDA. We expect to adjust for similar types of items in the future. Although we present selected items that we consider in evaluating our performance, you should be aware that the items presented do not represent all items that affect comparability between the periods presented. Variations in our operating results are also caused by changes in volumes, prices, mechanical interruptions and numerous other factors. We do not adjust for these types of variances.

CAFD is based on Adjusted EBITDA, as defined above, and reduced for cash income taxes, cash interest expense, preferred stock cash dividends, maintenance capital expenditures and CAFD attributable to noncontrolling interests, as adjusted for selected items which management feels decrease the comparability of results among periods. CAFD is a performance measure utilized by management to analyze our performance after the payment of cash taxes, servicing debt obligations and making sustaining capital expenditures.
Total Segment Profit represents revenue, less cost of products sold (exclusive of depreciation and amortization) and operating expenses, plus equity earnings and is adjusted to remove unrealized gains and losses on commodity derivatives and to reflect equity earnings on an EBITDA basis. Reflecting equity earnings on an EBITDA basis is achieved by adjusting equity earnings to exclude our percentage of interest, taxes, depreciation and amortization from equity earnings for operated equity method investees. For our investment in NGL Energy, we exclude equity earnings and include cash distributions received. Segment profit is the measure by which management assess the performance of our reportable segments.

These measures may be used periodically by management when discussing our financial results with investors and analysts and are presented as management believes they provide additional information and metrics relative to the performance of our businesses. These non-GAAP financial measures have important limitations as analytical tools because they exclude some, but not all, items that affect the most directly comparable GAAP financial measures. You should not consider non-GAAP measures in isolation or as substitutes for analysis of our results as reported under GAAP. Management compensates for the limitations of our non-GAAP measures as analytical tools by reviewing the comparable GAAP measures, understanding the differences between the non-GAAP measure and the most comparable GAAP measure and incorporating this knowledge into its decision-making processes. We believe that investors benefit from having access to the same financial measures that our management uses in evaluating our operating results. Because all companies do not use identical calculations, our presentations of non-GAAP measures may be different from similarly titled measures of other companies, thereby diminishing their utility.

Forward-Looking Statements
Certain matters contained in this Press Release include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.

All statements, other than statements of historical fact, included in this Press Release including the prospects of our industry, our anticipated financial performance, our anticipated annual dividend growth rate, management's plans and objectives for future operations, planned capital expenditures, business prospects, outcome of regulatory proceedings, market conditions and other matters, may constitute forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that these expectations will prove to be correct. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, our ability to generate sufficient cash flow from operations to enable us to pay our debt obligations and our current and expected dividends or to fund our other liquidity needs; any sustained reduction in demand for, or supply of, the petroleum products we gather, transport, process, market and store; the effect of our debt level on our future financial and operating flexibility, including our ability to obtain additional capital on terms that are favorable to us; our ability to access the debt and equity markets, which will depend on general market conditions and the credit ratings for our debt obligations and equity; the loss of, or a material nonpayment or nonperformance by, any of our key customers; the amount of cash distributions, capital requirements and performance of our investments and joint ventures; the consequences of any divestitures of non-strategic operating assets or divestitures of interests in some of our operating assets through partnerships and/or joint ventures; the amount of collateral required to be posted from time to time in our commodity purchase, sale or derivative transactions; the impact of operational and developmental hazards and unforeseen interruptions; our ability to obtain new sources of supply of petroleum products; competition from other midstream energy companies; our ability to comply with the covenants contained in our credit agreements, continuing covenant agreement, and the indentures governing our notes, including requirements under our credit agreements and continuing covenant agreement to maintain certain financial ratios; our ability to renew or replace expiring storage, transportation and related contracts; the overall forward markets for crude oil, natural gas and natural gas liquids; the possibility that the construction or acquisition of new assets or other business combination activities may not result in the corresponding anticipated benefits; any future impairment of goodwill resulting from the loss of customers or business; changes in currency exchange rates; weather and other natural phenomena, including climate conditions; a cyber attack involving our information systems and related infrastructure, or that of our business associates; the risks and uncertainties of doing business outside of the U.S., including political and economic instability and changes in local governmental laws, regulations and policies; costs of, or changes in, laws and regulations and our failure to comply with new or existing laws or regulations, particularly with regard to taxes, safety and protection of the environment; the possibility that our hedging activities may result in losses or may have a negative impact on our financial results; general economic, market and business conditions; as well as other risk factors discussed from time to time in each of our documents and reports filed with the SEC.

Readers are cautioned not to place undue reliance on any forward-looking statements contained in this press release, which reflect management’s opinions only as of the date hereof. Except as required by law, we undertake no obligation to revise or publicly release the results of any revision to any forward-looking statements.
Contacts:
Investor Relations:
Kevin Greenwell
918-524-8081
investor.relations@semgroup.com

Media:
Tom Droege
918-524-8560
tdroege@semgroup.com

Condensed Consolidated Balance Sheets
(in thousands, unaudited)

	June 30, 2019	December 31, 2018
ASSETS
Current assets	$1,043,362	$715,825
Property, plant and equipment, net	3,886,438	3,457,326
Goodwill and other intangible assets	794,789	622,340
Equity method investments	284,186	274,009
Other noncurrent assets, net	156,076	140,807
Right of use assets, net	93,089	—
Total assets	$6,257,940	$5,210,307
LIABILITIES, PREFERRED STOCK AND OWNERS' EQUITY
Current liabilities:
Current portion of long-term debt	$12,682	$6,000
Other current liabilities	707,962	631,157
Total current liabilities	720,644	637,157
Long-term debt, excluding current portion	2,510,897	2,278,834
Other noncurrent liabilities	283,549	94,337
Total liabilities	3,515,090	3,010,328
Preferred stock	372,628	359,658
Subsidiary preferred stock	252,876	—
Total owners' equity	2,117,346	1,840,321
Total liabilities, preferred stock and owners' equity	$6,257,940	$5,210,307

Condensed Consolidated Statements of Operations
(in thousands, except per share amounts, unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2019	2018	2019	2019	2018
Revenues	$674,940	$595,794	$567,232	$1,242,172	$1,257,403
Expenses:
Costs of products sold, exclusive of depreciation and amortization shown below	493,580	412,089	403,372	896,952	908,221
Operating	77,997	90,245	63,207	141,204	160,036
General and administrative	25,520	22,886	29,547	55,067	49,363
Depreciation and amortization	64,011	51,755	59,036	123,047	102,291
Loss (gain) on disposal or impairment, net	8,936	1,824	(1,444)	7,492	(1,742)
Total expenses	670,044	578,799	553,718	1,223,762	1,218,169
Earnings from equity method investments	12,695	14,351	13,951	26,646	26,965
Operating income	17,591	31,346	27,465	45,056	66,199
Other expenses, net	36,574	37,685	35,385	71,959	82,490
Loss before income taxes	(18,983)	(6,339)	(7,920)	(26,903)	(16,291)
Income tax expense (benefit)	(6,085)	(3,613)	(4,606)	(10,691)	19,470
Net loss	(12,898)	(2,726)	(3,314)	(16,212)	(35,761)
Less: net income attributable to noncontrolling interest	12,689	—	3,525	16,214	—
Net loss attributable to SemGroup	(25,587)	(2,726)	(6,839)	(32,426)	(35,761)
Less: cumulative preferred stock dividends	6,657	6,211	6,541	13,198	11,043
Less: cumulative subsidiary preferred stock dividends	2,577	—	1,857	3,684	—
Less: accretion of subsidiary preferred stock to redemption value	237	—	13,749	13,986	—
Net loss attributable to common shareholders	$(35,058)	$(8,937)	$(28,986)	$(63,294)	$(46,804)
Net loss	$(12,898)	$(2,726)	$(3,314)	$(16,212)	$(35,761)
Other comprehensive income (loss), net of income tax	27,387	6,180	(14,233)	13,154	24,351
Comprehensive income (loss)	14,489	3,454	(17,547)	(3,058)	(11,410)
Less: net income attributable to noncontrolling interest	12,689	—	3,525	16,214	—
Less: other comprehensive income attributable to noncontrolling interests	8,018	—	5,580	13,598	—
Comprehensive income (loss) attributable to SemGroup	$(6,218)	$3,454	$(26,652)	$(32,870)	$(11,410)

Net loss per common share:
Basic	$(0.45)	$(0.11)	$(0.37)	$(0.81)	$(0.60)
Diluted	$(0.45)	$(0.11)	$(0.37)	$(0.81)	$(0.60)
Weighted average shares (thousands):
Basic	78,668	78,319	78,492	78,580	78,259
Diluted	78,668	78,319	78,492	78,580	78,259

Reconciliation of Net Income to Adjusted EBITDA:
(in thousands, unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2019	2018	2019	2019	2018
Net loss	$(12,898)	$(2,726)	$(3,314)	$(16,212)	$(35,761)
Add: Interest expense	38,910	35,904	36,652	75,562	78,365
Add: Income tax expense (benefit)	(6,085)	(3,613)	(4,606)	(10,691)	19,470
Add: Depreciation and amortization expense	64,011	51,755	59,036	123,047	102,291
EBITDA	83,938	81,320	87,768	171,706	164,365
Selected Non-Cash Items and Other Items Impacting Comparability	21,549	17,690	15,222	36,771	28,016
Adjusted EBITDA	$105,487	$99,010	$102,990	$208,477	$192,381

Selected Non-Cash Items and
Other Items Impacting Comparability
(in thousands, unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2019	2018	2019	2019	2018
Loss (gain) on disposal or impairment, net	$8,936	$1,824	$(1,444)	$7,492	$(1,742)
Foreign currency transaction loss (gain)	(989)	2,314	(288)	(1,277)	5,608
Adjustments to reflect equity earnings on an EBITDA basis	4,718	4,886	4,710	9,428	9,769
M&A transaction related costs	1,676	648	4,635	6,311	1,804
Employee severance and relocation expense	73	211	159	232	348
Unrealized loss on derivative activities	4,903	4,409	4,818	9,721	6,635
Non-cash equity compensation	2,232	3,398	2,632	4,864	5,594
Selected Non-Cash Items and Other Items Impacting Comparability	$21,549	$17,690	$15,222	$36,771	$28,016

Reconciliation of Operating Income to Total Segment Profit:
(in thousands, unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2019	2018	2019	2019	2018
Operating income	$17,591	$31,346	$27,465	$45,056	$66,199
Plus:
Adjustments to reflect equity earnings on an EBITDA basis	4,718	4,886	4,710	9,428	9,769
Unrealized loss (gain) on derivatives	4,903	4,409	4,818	9,721	6,635
General and administrative expense	25,520	22,886	29,547	55,067	49,363
Depreciation and amortization	64,011	51,755	59,036	123,047	102,291
Gain on disposal of long-lived assets, net	8,936	1,824	(1,444)	7,492	(1,742)
Total Segment Profit	$125,679	$117,106	$124,132	$249,811	$232,515

Cash Available for Dividends:
(in thousands, unaudited)

	Three Months Ended						Six Months Ended
	June 30				March 31,		June 30,
	2019		2018		2019		2019		2018
Adjusted EBITDA	$105,487		$99,010		$102,990		$208,477		$192,381
Less: Cash interest expense	36,458		34,870		35,626		72,084		67,400
Less: Maintenance capital	8,073		11,550		10,600		18,673		19,279
Less: Cash paid for income taxes	796		12,900		910		1,706		14,700
Less: CAFD attributable to CAMS Midstream noncontrolling interest	9,840		—		2,844		12,684		—
Less: Distributions to Maurepas Class B shareholders	6,595		—		6,613		13,208		—
Selected items impacting comparability
Add back: Mexico disposal cash taxes	—		10,955		—		—		10,955
Cash available for dividends	$43,725		$50,645		$46,397		$90,122		$101,957

Dividends declared	$37,161		$37,022		$37,061		$74,222		$74,026

Dividend coverage ratio	1.2	x	1.4	x	1.3	x	1.2	x	1.4	x